Exhibit 99

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Five-Year Summary
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
(In Thousands Except Per-Share Amounts)
Years Ended
 December 31       1998       1997       1996        1995        1994
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
Results of Operations (1)
Net sales        $820,862   $829,850   $854,481  $1,244,222  $1,080,922
Costs and
 expenses         695,147    709,143    761,055   1,127,259     986,891
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 Operating profit 125,715    120,707     93,426     116,963      94,031
Interest and
 financing
 expenses (2)       4,487        719      2,529      13,265      14,484
Gain on sales of
 businesses (3)        --         --   (158,157)    (23,427)     (8,400)
Other income, net  (1,570)      (917)    (4,025)     (4,468)     (1,434)
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Income before
 income taxes     122,798    120,905    253,079     131,593      89,381
Income taxes       38,066     40,923     97,020      53,363      38,103
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Net income      $  84,732  $  79,982   $156,059  $   78,230   $  51,278
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Financial Position and Other Data (1)

Total assets     $937,797   $888,181   $846,261  $1,204,491  $1,139,190
Operations:
 Working capital $203,594   $184,176   $111,193  $  234,568  $  213,038
 Current ratio  2.89 to 1  2.64 to 1   1.75 to 1  2.21 to 1   2.20 to 1
 Depreciation and
  amortization   $ 75,012   $ 69,044   $ 71,044  $   94,131  $   93,276
 Capital
  expenditures   $ 76,747   $ 85,284   $ 90,439  $  112,412  $   70,379
 Research and
  development
  expenses       $ 29,655  $  31,446   $ 30,442  $   29,541  $   28,063
 Gross margin as
  a % of net sales   31.8       31.5       28.5        22.3        22.7
Total long-term
 debt (2)        $192,938  $  91,793   $ 31,863  $  217,112   $ 256,462
Equity (4)       $451,667  $ 517,336   $505,198  $  622,566   $ 545,009
Total long-term
 debt as a % of
 total
 capitalization      29.9       15.1        5.9        25.9        32.0

Common Stock (5)
Basic earnings
 per share       $   1.64  $    1.45    $  2.67   $    1.18
Shares used to
 compute basic earnings
 per share (4)     51,558     55,164     58,353      66,069
Diluted earnings
 per share       $   1.63  $    1.44    $  2.65   $    1.18
Shares used to
 compute diluted earnings
 per share (4)     52,136     55,668     58,842      66,352
Cash dividends
 declared per
 share           $    .37  $     .32    $   .25   $     .21   $     .20
Shareholders'
 equity per
 share (4)       $   9.61  $    9.60    $  9.18   $    9.42   $    8.25
Return on average
 shareholders'
 equity              17.5%      15.6%      27.7%       13.4%        8.2%
========================================================================
(1) Includes the actual consolidated results of operations of the Company for the years ended December 31, 1998, 1997, 1996 and 1995, and for the ten months ended December 31, 1994, as well as the historical combined results of operations and net assets of Ethyl Corporation's former specialty chemical operations, spun off as of the close of business on February 28, 1994, consisting of its olefins and derivatives, bromine chemicals and specialty chemicals (the predecessor businesses) for the two months ended
February 28, 1994.
(2) Total long-term debt and interest and financing expenses for 1996 reflect the paydown of debt from the proceeds received from the March 1, 1996, sale of the alpha olefins, poly alpha olefins and synthetic alcohols businesses (Olefins Business). Total long-term debt and interest and financing expenses for 1994 include the impact of $303.4 million of debt assumed in connection with the spin-off of the Company from Ethyl.
(3) 1996 gain on the sale of the Olefins Business ($94,377 after income taxes). 1995 gain on the sale of the electronic materials business ($14,542 after income taxes). 1994 gain on the sale of the Solimide business and other related assets ($6,732 after income taxes).
(4) 1998 equity includes the effect of the purchase of 5,738,241 common shares through a tender offer finalized on September 30, 1998, and additional first, second and third quarter purchases of 772,100, 338,600 and 63,800 common shares, respectively. 1997 equity includes the effect of the fourth quarter purchase of 1,560,300 common shares. 1996 equity includes the effects of the purchase of 9,484,465 common shares through a tender offer concluded on April 1, 1996 and additional second and third quarter purchases of 275,400 and 1,481,100 common shares, respectively. 1994 equity includes a $303.4 million reduction for debt transferred in connection with the spin-off of the Company from Ethyl, as well as the effect of the sale of 6,863,416 new shares of the Company's common stock issued on May 11, 1994, in a private placement for $100 million.
(5). No annual earnings per share information is presented for the historical results of operations of the Company and the predecessor businesses while a part of Ethyl since the Company had no separate capital structure until March 1, 1994.

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